    As Filed With the Securities and Exchange Commission on March 4, 1996




                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549




                                   FORM 8-K/A

                 AMENDMENT NO. 1 TO CURRENT REPORT ON FORM 8-K filed pursuant to Section 13 or 15 (d) of the
                        Securities Exchange Act of 1934




      Date of Report (Date of earliest event reported):  February 16, 1996




                            LITTON INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)



        Delaware                 1-3998                  95-1775499
     (State or other           (Commission             (I.R.S. Employer
     jurisdiction of           File Number)           Identification No.)
     incorporation)



     21240 Burbank Boulevard, Woodland Hills, California    91367-6675
     (Address of principal executive offices)               (Zip Code)



     Registrant's telephone number, including area code:  (818) 589-5000




                                  Page 1 of 21

                        Exhibit Index appears on Page 2

Item 2.  Acquisition or Disposition of Assets
- - - - - - - - - - - - - - - - - - - - - - -

On February 16, 1996, Litton Industries Inc. (the "Company" or "Litton") acquired all of the issued and outstanding stock of PRC Inc. ("PRC"), a subsidiary of The Black & Decker Corporation, pursuant to a Stock Purchase Agreement dated December 13, 1995. PRC designs, develops, integrates and supports computer-based information systems and is also involved in the re-engineering of business processes, mainly for the U.S. Government and its agencies. This acquisition will be accounted for under the purchase method of accounting.

The preliminary purchase consideration of $425 million was paid for in cash. The Company borrowed funds, totaling $400 million, under a revolving credit agreement with a group of banks. Such credit agreement, along with an amendment thereto, was filed as Exhibit 4.3 to the Company's 1995 Annual Report on Form 10-K. This agreement is further amended by Exhibit 4 to this filing.

On February 8, 1996, the Company agreed to acquire Steerage Corp. ("Steerage"), an investment partnership led by J.F. Lehman & Company. Steerage, through its wholly-owned subsidiary, Sperry Marine Inc., provides advanced electronic navigation and guidance systems to commercial and military customers for marine and aircraft applications. Litton will issue approximately 2.2 million shares of Common stock to affect this combination to be accounted for under the pooling of interests method. This transaction is expected to close in the third quarter of the Company's fiscal year 1996.


Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -


(a)  Financial Statements of Business Acquired:

     Audited consolidated financial statements of the business and operations of PRC Inc. as of December 31, 1995 and for the year ended December 31, 1995.

(b)  Pro Forma Financial Information:

     Page Number
     - - - - - -

        17     Introduction to Unaudited Pro Forma Combined Financial
                 Statements

        18     Unaudited Pro Forma Combined Statement of Operations
                 Six months ended January 31, 1996

        19     Unaudited Pro Forma Combined Balance Sheet as of
                 January 31, 1996

        20     Unaudited Pro Forma Combined Statement of Operations
                 Year ended July 31, 1995

        21     Notes to Unaudited Pro Forma Combined Financial Statements

(c)  Exhibits:

     Exhibit 4: Amendment No. 2 to the Amended and Restated Credit Agreement dated December 22, 1994, among Litton Industries, Inc., a group of banks and Morgan Guaranty Trust Company of New York, as Agent, and Wells Fargo Bank, N.A., as Co-Agent.

     Exhibit 23:  Consent of Independent Auditors

                                   SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                        LITTON INDUSTRIES, INC.
                                        (Registrant)




                                        By /s/ CAROL A. WIESNER
                                           -----------------------------
                                           Carol A. Wiesner
                                           Vice President and Controller
                                           (Chief Accounting Officer)









March 4, 1996

                         REPORT OF INDEPENDENT AUDITORS


Board of Directors and Stockholder of PRC Inc.

We have audited the accompanying consolidated balance sheet of the business and operations of PRC Inc. (which were purchased by Litton Industries, Inc. on February 16, 1996) as of December 31, 1995 and the related consolidated statement of operations, changes in stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As discussed in Note 1, Litton Industries, Inc. completed its purchase of the business and operations of PRC Inc. from The Black & Decker Corporation on February 16, 1996.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the business and operations of PRC Inc. (which were purchased by Litton Industries, Inc. on February 16, 1996) at December 31, 1995, and the consolidated results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.


                                              /s/ Ernst & Young LLP


Washington, D.C.
February 27, 1996

                                    PRC INC.

                           CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 1995

                             (DOLLARS IN THOUSANDS)

ASSETS
     Current Assets
         Cash and cash equivalents................................  $  1,052
         Receivables, net  (Note 3)...............................   245,342
         Inventories  (Note 4)....................................    12,132
         Prepaid expenses and other ..............................    23,433
                                                                    --------
              Total Current Assets................................   281,959
                                                                    --------
     Property and equipment, net (Note 5).........................    21,797
     Goodwill, net (Note 2).......................................    40,111
     Other assets (Note 6)........................................    46,194
     Deferred income taxes (Note 9)...............................    40,000
                                                                    --------

              Total Assets........................................  $430,061
                                                                    ========

LIABILITIES AND STOCKHOLDER'S EQUITY
     Current Liabilities
         Accounts payable.........................................  $ 97,642
         Amounts due to Black & Decker (Note 11)..................    65,537
         Other current liabilities (Note 7).......................    42,189
                                                                    --------
              Total Current Liabilities ..........................   205,368
                                                                    --------
     Notes payable to Black & Decker (Notes 1, 11)................   197,700
     Other long term liabilities .................................     4,916
                                                                    --------
              Total Liabilities...................................   407,984
                                                                    --------
     Commitments and Contingencies (Note 12)
     Stockholder's Equity
         Common stock ............................................         1
         Capital surplus..........................................    12,145
         Retained earnings........................................     9,931
                                                                    --------
              Total Stockholder's Equity..........................    22,077
                                                                    --------

              Total Liabilities and Stockholder's Equity..........  $430,061
                                                                    ========

The notes to the consolidated financial statements are an integral part of these statements.

                                    PRC INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1995
                             (DOLLARS IN THOUSANDS)

REVENUES ............................................................................... $ 712,000

EXPENSES
     Direct costs.......................................................................   555,190
     Indirect operating costs, general and administrative expenses......................   126,154
     Allocated Black & Decker overhead..................................................     3,750
     Amortization of goodwill...........................................................     1,953
                                                                                         ---------
         Total Operating Expenses.......................................................   687,047
                                                                                         ---------


OPERATING INCOME........................................................................    24,953
     Intercompany interest to Black & Decker............................................   (22,932)
     Other income, net (Note 8).........................................................     3,321
                                                                                         ---------

INCOME BEFORE INCOME TAXES..............................................................     5,342

INCOME TAX BENEFIT (Note 9).............................................................    10,712
                                                                                         ---------

NET INCOME.............................................................................. $  16,054
                                                                                         =========

The notes to the consolidated financial statements are an integral part of these statements.

                                    PRC INC.

            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY
                          YEAR ENDED DECEMBER 31, 1995
                             (DOLLARS IN THOUSANDS)

                                                                                        RETAINED
                                                             COMMON       CAPITAL       EARNINGS
                                                             STOCK        SURPLUS       (DEFICIT)      TOTAL
                                                             ------       -------       ---------      -----
Balance, January 1, 1995..................................   $   1        $12,145       $(6,123)      $ 6,023

         Net income.......................................       -              -        16,054        16,054
                                                             -----        -------       -------       -------
Balance, December 31, 1995................................   $   1        $12,145       $ 9,931       $22,077
                                                             =====        =======       =======       =======

The notes to the consolidated financial statements are an integral part of these statements.

                                    PRC INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1995
                             (DOLLARS IN THOUSANDS)

CASH FLOW FROM OPERATING ACTIVITIES:
Net income .............................................................................    $  16,054
Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization......................................................       18,924
     Deferred taxes.....................................................................      (13,484)
     Non-cash transactions with Black & Decker,
         principally interest...........................................................       27,937
     Loss on sale of property and equipment.............................................           81
     Changes in assets and liabilities:
         (Increases) decreases in assets:
              Receivables...............................................................      (12,065)
              Inventories...............................................................        9,618
              Prepaid expenses and other current assets.................................       (1,671)
              Non-current assets, net...................................................      (13,247)
         Increases (decreases) in liabilities:
              Accounts payable..........................................................      (14,707)
              Other current liabilities.................................................        1,736
              Other long-term liabilities...............................................         (118)
                                                                                            ---------
Net cash provided by operating activities...............................................       19,058

CASH FLOW FROM INVESTING ACTIVITIES:
     Capital expenditures...............................................................      (12,155)
     Proceeds from sale of property and equipment.......................................          457
                                                                                            ---------
Net cash used in investing activities...................................................      (11,698)
                                                                                            ---------

CASH FLOW FROM FINANCING ACTIVITIES:
     Net cash remitted to Black & Decker................................................       (6,887)
                                                                                            ---------
Net cash used in financing activities...................................................       (6,887)
                                                                                            ---------

INCREASE IN CASH AND CASH EQUIVALENTS...................................................          473
     Cash and cash equivalents at beginning of year.....................................          579
                                                                                            ---------

CASH AND CASH EQUIVALENTS AT END OF YEAR................................................    $   1,052
                                                                                            =========

Interest in the amount of $193 was paid to third parties during the year ended December 31, 1995. Certain intercompany transactions, including interest on intercompany indebtedness, were recorded through the intercompany account with Black & Decker and did not require a payment of cash by the Company.

The notes to the consolidated financial statements are an integral part of these statements.

                                    PRC INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 1995
                             (DOLLARS IN THOUSANDS)

NOTE 1 - ORGANIZATION AND BASIS OF PRESENTATION

The accompanying financial statements present the consolidated financial position and the consolidated results of operations of the business and operations of PRC Inc. purchased by Litton Industries Inc. (Litton) on
February 16, 1996. Such business and operations of PRC Inc. purchased by Litton are herein referred to as the "Company." Prior to February 16, 1996, the Company was an indirect wholly owned subsidiary of The Black & Decker Corporation (Black & Decker).

On December 13, 1995, Black & Decker entered into an agreement with Litton to sell the Company for $425 million in cash. The sale was completed on February 16, 1996. In connection with the sale, the Federal Trade Commission will require the Company to divest its PMS400D contract with the U.S. Navy within 90 days of the sale due to an organizational conflict of interest. This contract generated revenues of $10,543 in 1995 and is not material to the financial position or operations of the Company.

In connection with the sale of PRC, notes payable to Black & Decker of $197,700 and accrued interest thereon of $44,281 were contributed to the Company's equity on January 16, 1996. The following table sets forth as of December 31, 1995 the pro forma capitalization of the Company after giving effect to the contribution of capital by Black & Decker:

                                                             AS             PRO FORMA            AS
                                                          REPORTED          ADJUSTMENT        ADJUSTED
                                                          --------          ----------        --------
Amounts due to Black & Decker..........................   $ 65,537          $ (44,281)        $ 21,256

Notes Payable to Black & Decker........................    197,700           (197,700)            -

Stockholder's Equity:
         Common stock..................................          1                                   1
         Capital surplus...............................     12,145            241,981          254,126
         Retained earnings ............................      9,931                               9,931
                                                          --------          ---------         --------
         Total stockholder's equity ...................     22,077            241,981          264,058
                                                          --------          ---------         --------

Capitalization.........................................   $219,777                            $264,058
                                                          ========                            ========

As part of the sale transaction, Black & Decker has agreed to retain certain liabilities reflected on the accompanying consolidated balance sheet. Such liabilities total approximately $6.5 million at December 31, 1995.

The Company operates in one dominant business segment, supplying business-oriented information and other computer-based systems and providing systems integration, systems engineering, software development and other professional services. The Company's primary customers are agencies of the federal government.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION
The consolidated financial statements include the accounts of the entities comprising the Company as described in Note 1. All significant intercompany transactions and balances have been eliminated in consolidation.

USE OF ESTIMATES
The preparation of financial statements requires management to make estimates and assumptions, in particular estimates of contract costs and revenues used in the earnings recognition process, that affect the amounts reported in the financial statements and accompanying notes. Actual results inevitably will differ from those estimates, and such differences may be material to the financial statements.

REVENUE RECOGNITION
The majority of the Company's revenues are derived from cost plus fixed fee, cost plus award fee, firm fixed price, fixed price incentive or time and materials contracts.

Revenues from cost plus fixed or award fee contracts are recognized as costs are incurred and include an estimate of applicable fees earned. Revenues from fixed price and fixed price incentive contracts are recognized on the percentage of completion method on the basis of costs incurred in relation to estimated total cost or upon delivery of specific products or services, when appropriate. Revenues from time and materials contracts are computed by multiplying the number of direct labor hours expended in the performance of the contract by the contract billing rates plus other billable direct costs. In certain circumstances, revenues are recognized, when appropriate, to the extent that work has been authorized and performed but formal contract amendments have not been finalized.

Performance incentives are incorporated in certain contracts, which provide increased or decreased revenues based on actual performance compared to established targets. Incentives based upon cost performance are recorded currently and other incentives and awards are recorded when the amounts can be reasonably determined or are awarded. Provisions for estimated losses on contracts are recorded when specifically identified.

RECEIVABLE VALUATION ALLOWANCES
Receivable valuation allowances include amounts to provide for doubtful accounts and for the potential disallowance of billed or unbilled costs. Allowances to provide for doubtful accounts are based on a specific review of past due non-government accounts. Allowances to provide for the potential disallowance of billed or unbilled costs are made based on ongoing assessments of contract claims, disputes, Defense Contract Audit Agency (DCAA) audits, and other matters that could potentially result in claimed costs being determined to be ineligible for reimbursement.

CASH AND CASH EQUIVALENTS
Cash and cash equivalents include cash on hand, demand deposits, and short-term investments with maturities of three months or less.

INVENTORIES
Inventories are stated at the lower of cost or market and principally consist of material acquired for performance under contracts. The cost of inventories is primarily based on the first-in, first-out (FIFO) method.

PREPAID EXPENSES AND OTHER CURRENT ASSETS
Prepaid expenses consist of purchased software licenses, rents, deferred contract and other costs which are expected to be expensed within one year.

The cost of purchased software licenses and deferred contract costs are charged to expense based on the revenue recognized or units delivered in relation to total estimated revenues or units expected to be sold.

PROPERTY AND EQUIPMENT
Property and equipment is stated on an historical cost basis, net of accumulated depreciation. Property and equipment is depreciated over its estimated useful life, on the straight-line basis except the double declining balance basis is used for some computer equipment. In general, the estimated useful lives are as follows:

              Computers and related equipment        4-5 years
              Furniture and office equipment         5-7 years
              Leasehold improvements                 Shorter of lease term or
                                                       useful life
              Machinery and other equipment          5-7 years

RESEARCH AND DEVELOPMENT COSTS
Costs associated with the development of new products and changes to existing products are included in the consolidated statement of operations as indirect operating costs, general and administrative expenses as incurred. Product development costs that are specific to negotiated contracts and are directly chargeable to and recoverable under the terms of the contracts are included in direct costs as incurred. During 1995, research and development costs of $1,775 were expensed.

SOFTWARE DEVELOPMENT COSTS
Software development costs incurred in connection with specific contracts are charged to the contract and accounted for in accordance with the terms of the contract. For products developed for sale outside a specific contract, costs incurred prior to establishing technological feasibility are charged to expense as incurred. Costs incurred subsequent to establishing technological feasibility but prior to general release, including interest costs have been capitalized. Upon general release, capitalized software development costs are amortized using the greater of 1) the ratio of current revenues to the total of current and anticipated revenues or 2) the straight-line method over the product's estimated useful life. Capitalized software development costs of pre-release software utilized in contracts in process before the product is available for general release have been amortized based on such contracts' percentage of revenues to total anticipated revenues associated with the product. The carrying value of the deferred development costs are periodically evaluated in consideration of their net realizable value.

OTHER ASSETS
Other assets consist primarily of purchased software licenses, capitalized development costs of software to be sold, and deferred contracts' costs related to various contracts. Long-term deferred contract costs and purchased software licenses are not expected to be charged to expense within one year.

GOODWILL
Goodwill represents the Company's allocable share of the excess of Black & Decker's purchase price for the Company over the net assets acquired. The allocated goodwill is being amortized on the straight-line basis over a period of 40 years. In the accompanying consolidated balance sheet, goodwill is shown net of accumulated amortization of $14,376.

FINANCIAL INSTRUMENTS
Financial instruments with potential credit risk consist principally of non-government receivables. At December 31, 1995, the Company had no significant concentrations of credit risk.

EARNINGS PER SHARE
Earnings per share data has been omitted from the consolidated statements of operations as the Company was operated as an indirect, wholly owned subsidiary of Black & Decker.

NOTE 3 - RECEIVABLES

Receivables consist of the following:

Amounts billed to customers.............................................................   $114,024
Unbilled amounts:
     Billable amounts not invoiced......................................................     65,114
     Amounts billable at stipulated stages of completion of contract work...............     65,740
     Unbilled amounts pending negotiation or receipt of contract modification...........      3,875
     Cost and fee retention billable upon audit of total contract costs.................      7,438
                                                                                           --------
     Total unbilled amounts.............................................................    142,167
Receivable valuation allowances.........................................................    (10,849)
                                                                                           --------
                                                                                           $245,342
                                                                                           ========

Unbilled receivables at December 31, 1995, include $140,240 under long term contracts, of which $5,430 is not expected to be collected within one year, and in accordance with industry practice, has been classified as current in the accompanying consolidated balance sheet. Approximately 83% of total revenues and 90% of total receivables are related to United States Government contracts.

NOTE 4 - INVENTORIES

All inventories relate to long-term contracts or programs. The classification of inventories consists of the following:

Raw materials and work-in process.......................................................  $12,882
Finished goods..........................................................................      799
Reserve ................................................................................   (1,549)
                                                                                          -------
                                                                                          $12,132
                                                                                          =======

NOTE 5 - PROPERTY AND EQUIPMENT

Major classes of property and equipment are summarized as follows:

Computers and related equipment ...............................        $ 54,430
Furniture and office equipment ................................          13,295
Leasehold improvements ........................................          13,471
Machinery and other equipment .................................             241
                                                                       --------
                                                                       $ 81,437
Less accumulated depreciation and amortization ................         (59,640)
                                                                       --------
                                                                       $ 21,797
                                                                       ========

Depreciation and amortization expense for the year ended December 31, 1995 was $12,162.

NOTE 6 - CAPITALIZED SOFTWARE DEVELOPMENT COSTS

Included in other assets is $26,147 of capitalized software development costs, net of $7,365 of accumulated amortization. Approximately $13,474 of such costs relate to software products not available for general release at December 31, 1995.

Amortization expense of capitalized development costs of software to be sold for the year ended December 31, 1995 was $3,967.

The Company capitalized $1,293 of interest cost incurred during 1995 in connection with the production of software to be sold.

NOTE 7 - OTHER CURRENT LIABILITIES

Other current liabilities consist of the following:

Salaries, wages and related payroll taxes .......................        $20,924
Accrued pension/employee benefits ...............................          8,443
Other ...........................................................         12,822
                                                                         -------
                                                                         $42,189
                                                                         =======

NOTE 8 - OTHER INCOME

Other income primarily represents management service fee income earned during 1995 from a former affiliate. This income will not be earned in the future.

NOTE 9 - INCOME TAXES

Black & Decker files a consolidated federal income tax return that includes all of its eligible subsidiaries, including the Company. Black & Decker's consolidated income tax expense is computed under the liability method. The tax provision included in the consolidated statement of operations has been prepared on the separate return method except that the change in the deferred tax asset valuation reserve represents the push down of the portion of the change in the Black & Decker consolidated deferred tax asset valuation reserve attributable to the Company. Based upon the terms of the sale, Black & Decker's tax basis in the assets and liabilities of the Company do not survive closing.

Deferred tax assets primarily represent tax basis intangibles with no corresponding book basis and book reserves. As part of a consolidated group, current taxes payable are reflected in the Amounts due to Black & Decker on the consolidated balance sheet.

A reconciliation of income taxes at the federal statutory rate to the Company's income taxes for the year ended December 31, 1995 is as follows:

Income taxes at federal statutory rate ........................        $  1,870
Goodwill amortization .........................................             684
Change in deferred tax asset valuation reserve ................         (13,484)
Other, net ....................................................             218
                                                                       --------
Income taxes ..................................................        $(10,712)
                                                                       ========

NOTE 10 - EMPLOYEE BENEFIT PLANS

The Company has various defined contribution pension plans covering substantially all employees, some of which provide for discretionary contributions by the Company. The expense related to these pension plans for the year ended December 31, 1995 was $5,167. In addition, the Company sponsors a 401(k) savings plan, which provides for a partial Company match of employee contributions. Expenses relating to the savings plan for the year ended December 31, 1995 totaled $3,523. These plans are funded on a current basis. Accrued liabilities for current contributions reflected on the balance sheet are $2,348. No other significant post employment benefits are provided by the Company, except as noted in the following paragraph.

The Company maintains an unfunded, supplemental executive retirement plan (SERP) which provides defined benefits for certain former senior executives. All participants in the SERP became fully vested upon Black & Decker's acquisition of the Company. At December 31, 1995, the projected benefit obligation relating to the SERP was $3,863 and is included in other long-term liabilities in the accompanying consolidated balance sheet; however, this liability will not be assumed by Litton. The accumulated benefit obligation did not differ materially from the projected benefit obligation. The determination of the projected benefit obligations for 1995 assumed a discount rate of 7%. Net periodic pension expense recognized by the Company in connection with the SERP for the year ended December 31, 1995, consisting primarily of an interest component, was $400. Prior to acquisition of the Company by Black & Decker, a trust was established to distribute benefits of the SERP. The trust assets remain the property of Black & Decker and are subject to the claims of general creditors in the event of insolvency of Black & Decker. Accordingly, the assets of the trust have not been included in the consolidated balance sheet of the Company. Earnings of the trust for the year ended December 31, 1995 in the amount of $82, which accrue to the benefit of Black & Decker, have been allocated to the Company by Black & Decker through the intercompany account and have been reflected in the consolidated statement of operations as a reduction of the net periodic pension expense described above.

NOTE 11 - RELATED PARTY TRANSACTIONS

The Company receives services provided by Black & Decker that include cash management, tax reporting, risk management, and internal audit. Allocated expenses for such services, amounting to $3,750 for the year ended December 31, 1995, have been included in the Company's costs and expenses. The allocation of these amounts for all years presented has been based on a method consistent with Federal Acquisition Regulations and Cost Accounting Standards, which method provides for the allocation of Black & Decker overhead based primarily on the relationship of the Company's revenues, payroll and net tangible property to Black & Decker's consolidated results and conforms to the allocation of Black & Decker overhead which is recovered in revenue by the Company under government contracts.

The Company issued a series of notes payable on demand to Black & Decker in the amount of $290,500 in connection with the issuance of a dividend in 1989. The notes bear interest at the rate of 12.25% per annum. The principal balance of the notes at December 31, 1995 is $197,700.

The amounts due to Black & Decker included in the accompanying consolidated balance sheet represent net balances with Black & Decker as a result of various intercompany transactions. There are no terms of settlement or interest charges associated with this intercompany account with Black & Decker. The balance is primarily the result of the Company's participation in Black & Decker's centralized cash management program, wherein substantially all of the Company's cash receipts are remitted to Black & Decker and all of the Company's cash disbursements are funded by Black & Decker. In addition, certain specific expenses are paid by Black & Decker on behalf of the Company, including certain business and workers' compensation insurances, income taxes, and payroll taxes. Charges to the Company for these expenses represent the actual cost incurred by Black & Decker or are allocated based upon direct usage by the Company. An analysis of transactions in this intercompany account for the year ended December 31, 1995 is as follows:

Balance payable at beginning of year ..........................         $44,487

     Net cash remitted to Black & Decker ......................          (6,887)

     Interest expense of notes payable to Black & Decker ......          24,197
     Allocation of Black & Decker overhead ....................           3,750
     Insurance expense ........................................           3,149
     Income tax provision .....................................           2,772
     Other non-cash (net) .....................................          (5,931)
                                                                        -------
         Non-cash activity ....................................          27,937
                                                                        -------
     Net Activity .............................................          21,050
                                                                        -------
Balance payable at end of year ................................         $65,537
                                                                        =======


NOTE 12 - COMMITMENTS AND CONTINGENCIES

LEGAL PROCEEDINGS
The Company is involved in a number of legal proceedings and claims with private and governmental parties, including those relating to contract claims and disputes, investigation of compliance with government contract regulations, and employment related matters. In the opinion of management, based upon information presently available, after consideration of existing accruals, none of these proceedings is likely to have a material adverse effect upon the consolidated financial position of the Company.

CONTRACT COSTS SUBJECT TO AUDIT
All of the costs incurred by the Company that are directly or indirectly allocable to United States government contracts or subcontracts are subject to audit by the DCAA or other government agencies. Payments to the Company under the terms of its cost reimbursable government contracts, which represent approximately 35% of total revenues, are subject to adjustment (including refunds to the government) in the event that claimed costs are determined to be ineligible for reimbursement.

DCAA or other government agencies' audits of the Company's incurred costs have been completed for all years through 1993. Final audit reports have been issued and the Company has reached tentative agreement with the government for all years through 1991. Future audits and final adjustments are not expected to have a material effect on the Company's future financial position.

LEASE OBLIGATIONS
The Company is obligated under various non-cancelable leases for office facilities and equipment. These leases generally provide for renewal options and, in the case of facilities leases, for periodic rate increases based upon economic factors. All non-cancelable leases with an initial term greater than one year have been categorized as either capital or operating leases in conformity with Statement of Financial Accounting Standards No. 13, "Accounting for Leases." Capital leases are immaterial in amount.

Future minimum payments under non-cancelable operating leases with initial terms of one year or more as of December 31, 1995 are as follows:

           1996 ...................................        $ 18,501
           1997 ...................................          16,606
           1998 ...................................          15,245
           1999 ...................................          13,741
           2000 ...................................          12,276
           Thereafter .............................          33,159
                                                           --------
           Total Minimum Lease Payments ...........         109,528
           Minimum sublease rentals due ...........            (128)
                                                           --------
           Total future minimum lease payments, net        $109,400
                                                           ========

Rental expense on operating leases for the year ended December 31, 1995 was $20,323.

LETTERS OF CREDIT AND GUARANTEES
As of December 31, 1995, and in the ordinary course of business, the Company was contingently liable for $64.4 million of contract performance or bid bonds with respect to contracts with state and local governments. Black & Decker has provided guarantees and indemnities to the issuers of these contract performance or bid bonds. In addition, Black & Decker has provided guarantees in the amount of $152.5 million relating to the Company's performance or obligations under various contracts. Under the terms of the sale agreement, Litton will assume these guarantees within 60 days of the sale; Black & Decker is indemnified against claims during this interim period.

                            LITTON INDUSTRIES, INC.
       INTRODUCTION TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS


The following pro forma combined financial statements have been prepared from the historical financial statements of Litton, PRC and Steerage. On February 16, 1996, Litton acquired all of the issued and outstanding shares of PRC for a preliminary purchase price of $425 million in cash. This acquisition will be accounted for under the purchase method of accounting. The acquisition cost will be allocated among the net assets of PRC based upon their estimated fair market values. However, this allocation process has not yet been completed. Accordingly, the excess purchase price over PRC's net book values is presented as a separate caption in the pro forma combined balance sheet.

On February 8, 1996, Litton agreed to acquire Steerage, an investment partnership led by J.F. Lehman & Company. Litton will issue approximately
2.2 million shares of Common stock to affect the acquisition, which will be accounted for under the pooling of interests method. Accordingly, the amounts presented herein represent historical amounts with certain reclassifications made to conform with Litton's presentation.

The operations of PRC and Steerage for the 12 months ended June 30, 1995 have been combined with Litton's operations for the fiscal year ended July 31, 1995 and the operations for the six months ended December 31, 1995 have been combined with Litton's operations for the six months ended January 31, 1996. Steerage results for the prior periods have been excluded because Steerage was previously subject to a purchase acquisition in November 1993; accordingly, the basis of its net assets was adjusted to the then fair market values, rendering prior period operating results incomparable. The following pro forma combined statements of operations give effect to the combinations as if they had occurred on August 1, 1994. The pro forma combined balance sheet gives effect to the combinations as if they had occurred on January 31, 1996. The pro forma adjustments described in the accompanying notes reflect preliminary estimates and assumptions that management believes are reasonable in the circumstances.

The pro forma combined financial statements are not necessarily indicative of what the financial position or results of operations would have been if the combinations had occurred on the above-mentioned dates. Additionally, they are not indicative of future results of operations or financial position. The pro forma combined financial statements should be read in conjunction with Litton's historical consolidated financial statements and notes thereto, along with PRC's financial statements for the year ended December 31, 1995 included herein.

                            LITTON INDUSTRIES, INC.
              Unaudited Pro Forma Combined Statement of Operations
                       Six Months Ended January 31, 1996
                             (thousands of dollars)





                                              Litton           PRC               Steerage
                                            Historical      Historical          Historical          Pro Forma         Combined
                                            At 1-31-96     At 12-31-95         At 12-31-95       Adjustments(10)        Total

Sales and Service Revenues                   $1,575,639      $400,770             $78,310                            $2,054,719

Costs and Expenses
  Cost of sales                               1,230,620       314,533              57,303                             1,602,456
  Selling, general and administrative           178,708        58,273              10,177                               247,158
  Depreciation and amortization                  49,620         9,821               2,002          $  2,615 (5)          64,058
  Intercompany interest to Black &
   Decker                                          -           10,897                 -             (10,897)(9)             -
  Other interest - net                               39          -                  1,836            12,855 (6)          14,730
                                             ----------      --------             -------          --------          ----------
     Total                                    1,458,987       393,524              71,318             4,573           1,928,402
                                             ----------      --------             -------          --------          ----------
Earnings before Taxes on Income                 116,652         7,246               6,992            (4,573)            126,317
Taxes on Income                                 (47,244)       10,712              (3,021)          (11,781)(7)         (51,334)
                                             ----------      --------             -------          --------          ----------
Net Earnings                                 $   69,408      $ 17,958             $ 3,971          $(16,354)         $   74,983
                                             ==========      ========             =======          ========          ==========

Earnings per Share (8):
  Primary                                    $     1.45                                                              $     1.50
                                             ==========                                                              ==========
  Fully Diluted                              $     1.45                                                              $     1.50
                                             ==========                                                              ==========













See accompanying notes.

                            LITTON INDUSTRIES, INC.
                   Unaudited Pro Forma Combined Balance Sheet
                                January 31, 1996
                             (thousands of dollars)





                                                  Litton            PRC         Steerage
                                                Historical      Historical     Historical        Pro Forma              Combined
                                                At 1-31-96      At 12-31-95    At 12-31-95     Adjustments(10)            Total

Assets
 Current Assets
  Cash and marketable securities               $  133,846        $  1,052       $    226       $ (90,592)(1),(3),(4)   $   44,532
  Accounts receivable, net                        412,292         245,342         31,832                                  689,466
  Inventories less progress billings              537,948          12,132         32,645                                  582,725
  Deferred tax assets                             363,948             -            2,714                                  366,662
  Prepaid expenses                                 21,705          23,433          1,349                                   46,487
                                               ----------        --------       --------       ---------               ----------
 Total Current Assets                           1,469,739         281,959         68,766         (90,592)               1,729,872
                                               ----------        --------       --------       ---------               ----------
 Property, Plant and Equipment, net               618,087          21,797         29,882                                  669,766
 Goodwill and Other Intangibles, net              240,337          40,111         17,708         (40,111)(5)              258,045
 Excess of Purchase Price over Net Assets
  Acquired                                            -               -              -           213,297 (1),(5)          213,297
 Other Assets and Long-Term Investments           273,126          46,194          3,285          (1,781)(3)              320,824
                                               ----------        --------       --------       ---------               ----------

 Total Assets                                  $2,601,289        $390,061       $119,641       $  80,813               $3,191,804
                                               ==========        ========       ========       =========               ==========
Liabilities and Shareholders' Investment
 Current Liabilities
  Accounts payable                             $  677,307        $110,464       $ 26,161       $  (2,000)(11)          $  811,932
  Intercompany amounts due to
   Black & Decker                                     -            65,537            -           (65,537)(9)                  -
  Payrolls and related expenses                   240,731          29,367          2,985                                  273,083
  Taxes on income                                  97,681             -            1,976                                   99,657
  Notes payable and current portion of
   long-term obligations                           29,441             -           12,050         (12,050)(3)               29,441
  Other current liabilities                       250,390             -            7,078                                  257,468
                                               ----------        --------       --------       ---------               ----------
 Total Current Liabilities                      1,295,550         205,368         50,250         (79,587)               1,471,581
                                               ----------        --------       --------       ---------               ----------
 Intercompany notes payable to
  Black & Decker                                      -           197,700            -          (197,700)(9)                  -
 Long-term Obligations                             93,272           4,916         47,530         350,050 (1),(3),(11)     495,768
 Postretirement Benefit Obligations Other
  than Pensions                                   206,211             -              -                                    206,211
 Deferred Tax Liabilities                          58,127         (40,000)         2,699          40,000 (5)               60,826
 Other Long-term Liabilities                      120,590             -              -                                    120,590
 Redeemable Cumulative Preferred Stock                -               -            8,092          (8,092)(4)                  -

 Shareholders' Investment
  Capital Stock
   Non-voting convertible preferred stock             -               -              140            (140)(2)                  -
   Voting preferred stock - Series B                2,053             -              -                                      2,053
   Common stock                                    46,318               1             10           2,189 (1),(2)           48,518
  Additional paid-in capital                      287,538          12,145          5,740         (14,195)(1),(2)          291,228
  Retained earnings                               520,856           9,931          3,682         (11,712)(1),(3)          522,757
  Cumulative currency translation
   adjustment                                     (29,226)            -            1,498                                  (27,728)
                                               ----------        --------       --------       ---------               ----------
 Total Shareholders' Investment                   827,539          22,077         11,070         (23,858)                 836,828
                                               ----------        --------       --------       ---------               ----------
 Total Liabilities and Shareholders'
  Investment                                   $2,601,289        $390,061       $119,641       $  80,813               $3,191,804
                                               ==========        ========       ========       =========               ==========


See accompanying notes.

                            LITTON INDUSTRIES, INC.
              Unaudited Pro Forma Combined Statement of Operations
                        Fiscal Year Ended July 31, 1995
                             (thousands of dollars)



                                                    Litton           PRC           Steerage
                                                  Historical      Historical      Historical       Pro Forma        Combined
                                                  At 7-31-95      At 6-30-95      At 6-30-95    Adjustments(10)       Total

Sales and Service Revenues                        $3,319,725       $714,072        $134,738                         $4,168,535

Costs and Expenses
    Cost of sales                                  2,646,342        543,048          94,684                          3,284,074
    Selling, general and administrative              348,014        123,786          23,101                            494,901
    Depreciation and amortization                     95,356         16,442           4,277        $  5,042 (5)        121,117
    Intercompany interest to Black & Decker             -            23,981            -            (23,981)(9)           -
    Other interest - net                               3,053           -              4,286          25,837 (6)         33,176
                                                  ----------       --------        --------        --------         ----------
        Total                                      3,092,765        707,257         126,348           6,898          3,933,268
                                                  ----------       --------        --------        --------         ----------
Earnings before Taxes on Income                      226,960          6,815           8,390          (6,898)           235,267
Taxes on Income                                      (91,945)          -             (4,256)             33 (7)        (96,168)
                                                  ----------       --------        --------        --------         ----------
Net Earnings                                      $  135,015       $  6,815        $  4,134        $ (6,865)        $  139,099
                                                  ==========       ========        ========        ========         ==========


Earnings per Share (8):
    Primary                                       $     2.84                                                        $     2.80
                                                  ==========                                                        ==========
    Fully Diluted                                 $     2.84                                                        $     2.80
                                                  ==========                                                        ===========

See accompanying notes.

                            LITTON INDUSTRIES, INC.
           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS


 (1) To record the acquisition of PRC for $25 million in cash and $400 million in long-term borrowings under the purchase method of accounting.

 (2) To record issuance of Litton Common stock to affect the acquisition of Steerage under the pooling of interests method.

 (3) To reflect repayment of Steerage's notes and term loan payable at acquisition.

 (4) To reflect the mandatory redemption of Steerage's outstanding cumulative preferred stock at acquisition.

 (5) The allocation of the excess PRC purchase price over the net assets acquired between tangibles, intangibles with a definite life and intangibles with an indefinite life has not been completed. The pro forma statements of operations presented herein reflect the amortization of this excess amount over an estimated composite life of 30 years, net of PRC's historical goodwill amortization.

 (6) To record interest expense on long-term borrowings incurred in connection with the PRC acquisition and reduction in interest income on the cash portion of the purchase price. The estimated effective rates used were based on the weighted-average of the applicable rates in effect during fiscal year 1995 and the six months ended January 31, 1996, respectively. The effects of a .125% change in the interest rates would be approximately $500 thousand for the fiscal year ended July 31, 1995 and approximately $250 thousand for the six months ended January 31, 1996.

 (7) To provide for income taxes on pro forma adjustments and PRC's earnings at an estimated combined statutory tax rate of 40%.

 (8) Pro forma earnings per share is based on historical weighted average common shares outstanding and common stock equivalent shares plus the estimated number of shares, 2,200,000, to be issued in connection with the Steerage acquisition. The historical number of primary and fully diluted shares for fiscal year ended July 31, 1995 were 47,187,934 and 47,261,898, respectively. The corresponding historical shares for the six months ended January 31, 1996 were 47,490,275 and 47,644,726.

 (9) To eliminate PRC intercompany debt due to its former parent which was not assumed by Litton and to eliminate related intercompany interest expense on the pro forma combined statements of operations.

(10) The transaction costs to be incurred by Litton and Steerage, which are estimated to be $400 thousand and $3 million, respectively, have not been reflected in the pro forma combined statements of operations presented herein. These costs will be expensed at the time of closing.

(11)  To exclude PRC liabilities totalling $6.5 million not assumed.